Exhibit 99.1

1 Hatch Street Upper Dublin 2, Ireland Phone +353 (0)1 400 5500 Fax +353 (0)1 405 2033 xlgroup.com

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(203) 964-3470	(441) 294-7290

XL GROUP PLC ANNOUNCES ITS PRELIMINARY LOSS ESTIMATE FOR STORM Sandy

Dublin, Ireland – December 12, 2012 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced its preliminary net loss estimate related to Storm Sandy of $350 million, pretax and net of reinsurance and reinstatement premiums. Approximately 60% of the Company’s estimated loss relates to the Reinsurance segment.

Within the Reinsurance segment, the loss estimate is comprised of approximately 20% for Marine and 80% for Property Reinsurance, including catastrophe treaty, per risk treaty and facultative exposures. Within the Insurance segment, the loss estimate is comprised of approximately 15% for Specialty lines, including Marine, Fine Art and Specie, and 85% for Property. This loss estimate is in line with the Company’s expectations given the potential size of this event to the insurance industry as commented on by the Company during its third quarter earnings call on November 5, 2012.

The Company’s estimate is based on its review of individual treaties and policies expected to be impacted, along with available client data. This preliminary estimate involves the exercise of considerable judgment. Given that the facts are still developing, as well as the complexities of the nature of the event, there is considerable uncertainty associated with the loss estimate of the event and such estimate is accordingly subject to revision as additional information becomes available. Actual losses may differ materially from this preliminary estimate.

About XL Group plc

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal offices are located at No.1 Hatch Street Upper, 4th Floor, Dublin2, Ireland. To learn more, visit www.xlgroup.com

This press release contains forward-looking statements about the estimated impact of Storm Sandy. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements include the preliminary nature of reports and the loss estimate related to Storm Sandy and the other factors set forth in XL's reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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